Exhibit 99.1

Skechers Announces SECOND QUARTER 2024 FINANCIAL RESULTS and

BOARD AUTHORIZEd $1 BILLION SHARE REPURCHASE PROGRAM

LOS ANGELES, CA – July 25, 2024 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter Highlights

•
Record second quarter sales of $2.16 billion, a 7.2% increase, and constant currency sales of $2.19 billion, an 8.7% increase
•
Direct-to-Consumer sales grew 9.2%
•
Wholesale sales grew 5.5%
•
Diluted earnings per share of $0.91
•
New $1 billion share repurchase program

“Skechers achieved a new second quarter sales record of $2.16 billion driven by the strong demand for our diverse portfolio of comfortable and innovative footwear,” said David Weinberg, Chief Operating Officer of Skechers. “The growth resulted from sales increases of 9% in Direct-to-Consumer and 6% in Wholesale, as well as increases of 7% internationally and 8% domestically. We continued to achieve growth across all regions including 7% in the Americas; 14% in Europe, the Middle East and Africa; and 2% in Asia Pacific. International direct-to-consumer and domestic wholesale were particularly bright spots, increasing 15% and 14% respectively. These international increases are noteworthy given substantial headwinds from foreign currency, a lackluster 6-18 in China, and supply chain disruptions related to the Suez Canal crisis. That said, we are extremely encouraged by the demand for Skechers product as demonstrated in second half orders, which has led us to raise our full-year outlook for sales and earnings. As we look to the remainder of the year and beyond, we remain focused on enhancing our global infrastructure, managing inventory levels, and driving efficiencies to achieve profitable growth.”

“This quarter marked the 25th anniversary of our initial public offering. As we celebrated this event, we also achieved record second quarter sales and further solidified our position as the third largest athletic footwear company in the world by continuing to deliver comfortable, and innovative footwear worldwide,” began Robert Greenberg, Chief Executive Officer. “I couldn’t be prouder of the accomplishments of the entire Skechers organization and appreciative of our strong partnerships with our customers and growing roster of elite ambassadors, such as the recently signed Philadelphia 76ers basketball star Joel Embiid, as well as collaborations with distinguished brands such as John Deere. Team Skechers now includes numerous athletes competing on global stages, including Golden Boot winner, Euro Cup finalist and Captain of the England football team, Harry Kane; recently announced Skechers ambassador and 2022-2023 NBA most valuable player Joel Embiid, who is playing for the United States; British golfer Matt Fitzpatrick; Canadian golfer Brooke Henderson; Spanish race walker Diego Garcia and newly signed American beach volleyball players Andy Benesh and Miles Partain, who will be playing in Skechers branded uniforms. This diverse team of world class athletes and celebrities, including Martha Stewart and Snoop Dogg, drive awareness and purchase intent for Skechers. Our first commercial featuring Harry Kane aired during the second quarter, and we recently completed several new campaigns featuring him alongside former UK footballer and Skechers ambassador Jamie Redknapp and superstar Snoop Dogg, who will be a broadcast commentator in Paris. Additionally, our football footwear launched globally this month, Skechers x John Deere is launching next month, and basketball footwear will be released globally in August. We are committed to strategically delivering comfort footwear and apparel for all walks of life, supporting our vast offering with targeted marketing, and building our in-store presence globally.”

Second Quarter 2024 Financial Results

	Three Months Ended June 30,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$2,157.6	$2,012.5	145.1	7.2
Gross profit	1,184.4	1,060.5	123.9	11.7
Gross margin	54.9%	52.7%		220 bps
Operating expenses	977.9	842.8	135.1	16.0
As a % of sales	45.3%	41.9%		340 bps
Earnings from operations	206.5	217.7	(11.2)	(5.1)
Operating margin	9.6%	10.8%		(120) bps
Net earnings attributable to Skechers U.S.A., Inc.	140.3	152.8	(12.5)	(8.2)
Diluted earnings per share	$0.91	$0.98	(0.07)	(7.1)

Second quarter sales increased 7.2% as a result of a 6.9% increase internationally and a 7.7% increase domestically. Direct-to-Consumer increased 9.2% and Wholesale increased 5.5%. On a constant currency basis, sales increased 8.7%.

Wholesale sales grew $59.1 million, or 5.5%, including increases in AMER of 10.3% and EMEA of 3.9%, partially offset by a decrease in APAC of 2.6%. Wholesale volume increased 6.4% and average selling price declined 0.8%.

Direct-to-Consumer sales grew $86.0 million, or 9.2%, including increases in EMEA of 40.6%, AMER of 4.1%, and APAC of 5.8%. Direct-to-Consumer volume increased 10.2% and average selling price decreased 1.0%.

Gross margin was 54.9%, an increase of 220 basis points, primarily due to lower costs per unit, driven by lower freight and favorable mix of Direct-to-Consumer volumes.

Operating expenses increased $135.1 million, or 16.0%, and as a percentage of sales increased 340 basis points to 45.3%. Selling expenses increased $48.8 million, or 26.1%, and as a percentage of sales increased 160 basis points to 10.9%. The increase was due to higher demand creation expenditures. General and administrative expenses increased $86.4 million, or 13.2%, and as a percentage of sales increased 180 basis points to 34.4%. Increased expenses were primarily driven by increased labor and facility costs, including rent and depreciation.

Earnings from operations decreased $11.2 million, or 5.1%, to $206.5 million.

Net earnings were $140.3 million and diluted earnings per share were $0.91 compared with prior year net earnings of $152.8 million and diluted earnings per share of $0.98.

In the second quarter, the Company’s effective income tax rate was 19.7%.

“In the face of significant operational and foreign exchange headwinds, Skechers delivered meaningful sales growth during the quarter, demonstrating the strength of our brand as the comfort technology leader,” stated John Vandemore, Chief Financial Officer of Skechers. “Demand for our innovative and diverse product portfolio remains robust, leading us to raise both sales and earnings expectations for the full year. We remain committed to and confident of achieving our long-term target of $10 billion in sales by 2026 and, with a new $1 billion share repurchase authorization, continuing to return cash to shareholders in a disciplined manner.”

Six Months 2024 Financial Results

	Six Months Ended June 30,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$4,409.2	$4,014.4	394.8	9.8
Gross profit	2,366.1	2,039.1	327.0	16.0
Gross margin	53.7%	50.8%		290 bps
Operating expenses	1,860.7	1,597.8	262.9	16.5
As a % of sales	42.2%	39.8%		240 bps
Earnings from operations	505.3	441.3	64.0	14.5
Operating margin	11.5%	11.0%		50 bps
Net earnings attributable to Skechers U.S.A., Inc.	346.9	313.2	33.7	10.8
Diluted earnings per share	$2.24	$2.00	0.24	12.0

Year-to-date sales increased 9.8%, reflecting an 11.1% increase in international sales and a 7.8% increase domestically. Direct-to-Consumer increased 12.7% and Wholesale increased 7.9%. On a constant currency basis, sales increased 11.0%.

Wholesale sales increased $186.2 million, or 7.9%, due to increases in AMER of 8.0%, EMEA of 8.4%, and APAC of 6.7%. Wholesale volume increased 8.3% and average selling price declined 0.4%.

Direct-to-Consumer sales grew $208.6 million, or 12.7%, due to increases in EMEA of 48.3%, APAC of 10.7%, and AMER of 6.8%. Direct-to-Consumer volume increased 12.5% and average selling price increased 0.2%.

Gross margin was 53.7%, an increase of 290 basis points, due to lower costs per unit, driven by lower freight.

Operating expenses increased $262.9 million or 16.5%. As a percentage of sales, operating expenses increased 240 basis points to 42.2%. Selling expenses increased $76.7 million or 24.3%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $186.3 million or 14.5%, primarily driven by labor and increased facility costs, including rent and depreciation.

Earnings from operations increased $64.0 million to $505.3 million, resulting in an operating margin of 11.5%.

Net earnings were $346.9 million and diluted earnings per share were $2.24, an increase of 12.0% over the prior year.

The Company’s effective income tax rate was 19.3%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.55 billion, an increase of $161.4 million, or 11.6% from December 31, 2023, due to earnings and proceeds from borrowings of $63.9 million, partially offset by capital expenditures of $169.5 million and $120.0 million of share repurchases.

Inventory was $1.51 billion, a decrease of $10.9 million or 0.7% from December 31, 2023.

Share Repurchase

During the second quarter, the Company repurchased 0.9 million shares of its Class A common stock at a cost of $60.0 million.

On July 23, 2024, the Company’s Board of Directors authorized a share repurchase program effective July 25, 2024, pursuant to which the Company may, from time to time, purchase shares of its Class A common stock, for an aggregate repurchase price not to exceed $1.0 billion. The new share repurchase program expires on July 25, 2027, and does not obligate the Company to acquire any particular amount of shares. The new share repurchase program replaces the previous share repurchase program authorized in 2022.

Outlook

For the third quarter of 2024, the Company believes it will achieve sales between $2.30 and $2.35 billion and diluted earnings per share of between $1.10 and $1.15. Further, the Company believes that for the fiscal year 2024, it will achieve sales between $8.875 and $8.975 billion and diluted earnings per share of between $4.08 and $4.18.

Store Count

	Number of Stores
	December 31, 2023	Opened	Closed	June 30, 2024
Domestic stores	563	25	(12)	576
International stores	1,085	98	(57)	1,126
Distributor, licensee and franchise stores	3,520	194	(149)	3,565
Total Skechers stores	5,168	317	(218)	5,267

Second Quarter 2024 Conference Call

The Company will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT on July 25, 2024 to discuss its second quarter 2024 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning July 25, 2024, at 7:30 p.m. ET, through August 8, 2024, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13747211.

About Skechers U.S.A., Inc.

Skechers, The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in 180 countries and territories through department and specialty stores, and direct to consumers through skechers.com, other digital stores and approximately 5,200 Skechers retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to` delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2023 and its quarterly reports on Form 10-Q in 2024. Taking these and other risk factors, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,280,430	$1,189,910
Short-term investments	130,111	72,595
Trade accounts receivable, net	1,027,231	860,300
Other receivables	77,921	82,253
Inventory	1,514,512	1,525,409
Prepaid expenses and other	223,819	222,137
Total current assets	4,254,024	3,952,604
Property, plant and equipment, net	1,587,433	1,506,690
Operating lease right-of-use assets	1,327,795	1,276,171
Deferred tax assets	435,404	450,574
Long-term investments	137,379	123,996
Goodwill	101,230	101,230
Other assets, net	131,686	136,086
Total non-current assets	3,720,927	3,594,747
TOTAL ASSETS	$7,974,951	$7,547,351
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,176,668	$1,008,001
Accrued expenses	305,144	320,105
Operating lease liabilities	286,535	274,296
Current installments of long-term borrowings	292,891	46,571
Short-term borrowings	—	11,894
Total current liabilities	2,061,238	1,660,867
Long-term operating lease liabilities	1,145,090	1,108,110
Long-term borrowings	45,702	242,944
Deferred tax liabilities	11,666	12,594
Other long-term liabilities	104,107	122,794
Total non-current liabilities	1,306,565	1,486,442
Total liabilities	3,367,803	3,147,309
Redeemable noncontrolling interest	93,576	89,832
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	132	133
Class B Common Stock	20	20
Additional paid-in capital	178,148	295,847
Accumulated other comprehensive loss	(100,670)	(73,388)
Retained earnings	4,143,654	3,796,730
Skechers U.S.A., Inc. equity	4,221,284	4,019,342
Noncontrolling interests	292,288	290,868
Total stockholders' equity	4,513,572	4,310,210
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY	$7,974,951	$7,547,351

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Sales	$2,157,643	$2,012,516	$4,409,230	$4,014,444
Cost of sales	973,206	951,992	2,043,159	1,975,341
Gross profit	1,184,437	1,060,524	2,366,071	2,039,103
Operating expenses
Selling	235,870	187,118	392,371	315,678
General and administrative	742,036	655,673	1,468,371	1,282,115
Total operating expenses	977,906	842,791	1,860,742	1,597,793
Earnings from operations	206,531	217,733	505,329	441,310
Other (expense) income	(1,652)	2,792	(3,702)	12,715
Earnings before income taxes	204,879	220,525	501,627	454,025
Income tax expense	40,355	38,942	96,725	82,158
Net earnings	164,524	181,583	404,902	371,867
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	24,222	28,824	57,978	58,665
Net earnings attributable to Skechers U.S.A., Inc.	$140,302	$152,759	$346,924	$313,202
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.92	$0.99	$2.27	$2.02
Diluted	$0.91	$0.98	$2.24	$2.00
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	152,503	154,970	152,707	155,055
Diluted	154,176	156,571	154,640	156,654

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended June 30,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$1,132.1	$1,073.0	59.1	5.5
Gross profit	496.9	431.5	65.4	15.2
Gross margin	43.9%	40.2%		370 bps

Direct-to-Consumer sales	$1,025.5	$939.5	86.0	9.2
Gross profit	687.5	629.0	58.5	9.3
Gross margin	67.0%	66.9%		10 bps

Total sales	$2,157.6	$2,012.5	145.1	7.2
Gross profit	1,184.4	1,060.5	123.9	11.7
Gross margin	54.9%	52.7%		220 bps

	Six Months Ended June 30,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$2,553.8	$2,367.6	186.2	7.9
Gross profit	1,133.1	943.5	189.6	20.1
Gross margin	44.4%	39.9%		450 bps

Direct-to-Consumer sales	$1,855.4	$1,646.8	208.6	12.7
Gross profit	1,233.0	1,095.6	137.4	12.6
Gross margin	66.5%	66.5%		(10) bps

Total sales	$4,409.2	$4,014.4	394.8	9.8
Gross profit	2,366.1	2,039.1	327.0	16.0
Gross margin	53.7%	50.8%		290 bps

Additional Sales Information

	Three Months Ended June 30,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$446.9	$390.8	56.1	14.4
Direct-to-Consumer	416.9	411.1	5.8	1.4
Total domestic sales	863.8	801.9	61.9	7.7

International
Wholesale	685.2	682.2	3.0	0.4
Direct-to-Consumer	608.6	528.4	80.2	15.2
Total international sales	1,293.8	1,210.6	83.2	6.9

Total sales	$2,157.6	$2,012.5	145.1	7.2

Regional sales
Americas (AMER)	$1,100.9	$1,027.0	73.9	7.2
Europe, Middle East & Africa (EMEA)	492.5	433.3	59.2	13.7
Asia Pacific (APAC)	564.2	552.2	12.0	2.2
Total sales	$2,157.6	$2,012.5	145.1	7.2

China sales	$312.7	$302.4	10.3	3.4

Distributor sales	$112.8	$99.8	13.0	13.0

	Six Months Ended June 30,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$922.9	$832.7	90.2	10.8
Direct-to-Consumer	739.7	710.0	29.7	4.2
Total domestic sales	1,662.6	1,542.7	119.9	7.8

International
Wholesale	1,630.9	1,534.9	96.0	6.3
Direct-to-Consumer	1,115.7	936.8	178.9	19.1
Total international sales	2,746.6	2,471.7	274.9	11.1

Total sales	$4,409.2	$4,014.4	394.8	9.8

Regional sales
Americas (AMER)	$2,120.4	$1,972.9	147.5	7.5
Europe, Middle East & Africa (EMEA)	1,120.2	967.8	152.4	15.7
Asia Pacific (APAC)	1,168.6	1,073.7	94.9	8.8
Total sales	$4,409.2	$4,014.4	394.8	9.8

China sales	$632.3	$584.4	47.9	8.2

Distributor sales	$238.7	$203.8	34.9	17.2

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended June 30,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,157.6	$29.3	$2,186.9	$2,012.5	174.4	8.7
Cost of sales	973.2	11.3	984.5	952.0	32.5	3.4
Gross profit	1,184.4	18.0	1,202.4	1,060.5	141.9	13.4
Operating expenses	977.9	12.8	990.7	842.8	147.9	17.5
Earnings from operations	206.5	5.2	211.7	217.7	(6.0)	(2.8)
Other (expense) income	(1.6)	6.0	4.4	2.8	1.6	57.1
Income tax expense	40.4	0.7	41.1	38.9	2.2	5.6
Less: Noncontrolling interests and redeemable noncontrolling interest	24.2	0.7	24.9	28.8	(3.9)	(13.7)
Net earnings attributable to Skechers U.S.A., Inc.	$140.3	$9.8	$150.1	$152.8	(2.7)	(1.8)
Diluted earnings per share	$0.91	$0.06	$0.97	$0.98	(0.01)	(1.0)

	Six Months Ended June 30,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$4,409.2	$47.6	$4,456.8	$4,014.4	442.4	11.0
Cost of sales	2,043.1	18.4	2,061.5	1,975.3	86.2	4.4
Gross profit	2,366.1	29.2	2,395.3	2,039.1	356.2	17.5
Operating expenses	1,860.7	21.5	1,882.2	1,597.8	284.4	17.8
Earnings from operations	505.3	7.8	513.1	441.3	71.8	16.3
Other (expense) income	(3.7)	10.4	6.7	12.8	(6.1)	(47.7)
Income tax expense	96.7	1.4	98.1	82.2	15.9	19.4
Less: Noncontrolling interests and redeemable noncontrolling interest	58.0	1.7	59.7	58.7	1.0	1.7
Net earnings attributable to Skechers U.S.A., Inc.	$346.9	$15.1	$362.0	$313.2	48.8	15.6
Diluted earnings per share	$2.24	$0.10	$2.34	$2.00	0.34	17.0